Exhibit 99.5

AMENDMENT TO LOAN AGREEMENT

THIS AMENDMENT is made this 28th day of July, 2004, by and between FIRST ADVANTAGE CORPORATION, doing business in Florida as First Advantage Holding, Inc. (the “Borrower”), a Delaware corporation and BANK OF AMERICA, N.A. (the “Bank”).

Recitals

The Borrower and the Bank executed a Loan Agreement (as amended from time to time, the “Loan Agreement”) dated July 31, 2003, pursuant to which the Bank has provided a credit facility to the Borrower. The parties previously amended the Loan Agreement on December 22, 2003. The parties wish to further amend the Loan Agreement in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Section 1.01 (b) of the Loan Agreement is hereby amended so that, from and after the date hereof, such Article shall read as follows

(a) The Borrower’s indebtedness under the Line of Credit shall be evidenced by a Renewal Promissory Note (as amended, extended or renewed from time to time, the “Note”) dated July 28, 2004, executed by the Borrower in favor of the Bank in the original principal amount of $15,000,000.00. The Note shall bear interest at the rate set forth therein and shall be payable as set forth therein.

2. Section 1.01 (d) of the Loan Agreement is hereby amended so that, from and after the date hereof, such Article shall read as follows

(b) For purposes hereof, the term “Revolving Period” shall mean a period commencing on the date hereof and terminating on July 31, 2006.

3. The Borrower certifies that as of the date hereof: (a) all of its representations and warranties in the Loan Agreement are true and correct as if made on the date hereof; and (b) no Default or Event of Default has occurred under the Loan Agreement. The Loan Agreement shall continue in full force and effect except as modified herein.

DATED the day and year first above written.

BANK OF AMERICA, N.A.

By:	/s/ David I. Suellau II

Its:	Senior Vice President

FIRST ADVANTAGE CORPORATION, a Delaware corporation, doing business in Florida as FIRST ADVANTAGE HOLDING, INC.

By:	/s/ JOHN LAMSON

Its:	Chief Financial Officer

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